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                 ACCELERATED BENEFIT RIDER FOR TERMINAL ILLNESS

NOTICE: Benefits advanced under this Rider may or may not be taxable. Whether You incur a tax liability when benefits are advanced depends on how the IRS interprets applicable portions of the Tax Code. As with all tax matters, You should consult a personal tax advisor to assess the impact of this benefit.

Based on the application for this Rider, this Rider is made a part of the Policy. This Rider is subject to all policy terms and provisions unless this Rider changes them.

                                  DEFINITIONS

WE, OUR, US. As used in this Rider, the terms "We", "Our", and "Us" refer to RiverSource Life Insurance Co. of New York.

YOU, YOUR. The owner of the Policy to which this Rider is attached.

EFFECTIVE DATE. The Effective Date of this Rider will be as follows:

1. For a Rider requested in the original application for the Policy, the Effective Date will be the Policy Date.

2. For a Rider requested after the Policy Date, the Effective Date will be the date shown under Policy Data.

3. For any insurance that has been reinstated, or for any increase in coverage, the Effective Date of such coverage under this Rider will be the effective date of such coverage described in the Policy.

ACCELERATED BENEFIT INSURED. Accelerated Benefit Insured means the Insured of the Policy to which this Rider is attached or Other Insureds of any Other Insured Riders attached to the Policy.

ELIGIBLE DEATH BENEFIT. At any point in time, the Eligible Death Benefit for each Accelerated Benefit Insured is the lesser of (1) or (2) where:

(1) is the sum of A plus B minus C where:

     A is any Death Benefit or Face Amount of Insurance on the life of the Accelerated Benefit Insured provided by the Policy. In order for such Death Benefit or Face Amount of Insurance to be part of the Eligible Death Benefit, the Policy must have at least one year remaining from the date of the Initial Accelerated Benefit until its expiration, maturity, or termination date, if any.

     B is any death benefit on the life of the Accelerated Benefit Insured provided by a rider to the Policy, other than an Accidental Death Benefit Rider. In order for such death benefit to be part of the Eligible Death Benefit, such rider must have at least one year remaining from the date of the Initial Accelerated Benefit until its expiration, maturity, or termination date, if any.

     C    is any outstanding policy loans and unpaid loan interest.

Any increase or decrease in any of these items will automatically be reflected in the calculation of the Eligible Death Benefit at the time the increase or decrease becomes effective.

(2) is $500,000.

ACCELERATED BENEFIT. An Accelerated Benefit is the advance of any part of the Eligible Death Benefit prior to the date of death of the Accelerated Benefit Insured. Under the terms of this Rider, each Accelerated Benefit advanced and interest charge results in the establishment of a prior and paramount lien against the Eligible Death Benefit of the Policy equal to the amount advanced. Any benefits that are not part of the Eligible Death Benefit are not affected by any Accelerated Benefit advanced under the terms of this Rider.

ADMINISTRATIVE EXPENSE CHARGE. The Administrative Expense Charge of $250 is due at the time the Initial Accelerated Benefit is applied for. It will be paid to us using a Subsequent Accelerated Benefit immediately following advance of the Initial Accelerated Benefit, unless You pay it by sending Us a payment.

INITIAL ACCELERATED BENEFIT. The Initial Accelerated Benefit will be calculated as of the date that satisfactory Proof of Terminal Illness is received by Us and will be the least of:

1.   the amount You request to receive in cash; or

2.   50% of the Eligible Death Benefit; or

3. 80% of the Eligible Death Benefit minus any outstanding policy loans and unpaid loan interest and Administrative Expense Charge.

MAXIMUM ACCELERATED BENEFIT. At any point in time, the Maximum Accelerated Benefit is 100% of the Eligible Death Benefit.

Any increase or decrease in the Eligible Death Benefit will automatically be reflected in the calculation of the Maximum Accelerated Benefit at the time the increase or decrease becomes effective.


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SUBSEQUENT ACCELERATED BENEFIT. A Subsequent Accelerated Benefit is any
Accelerated Benefit advanced after the date of the Initial Accelerated Benefit. A Subsequent Accelerated Benefit may be used to pay premiums required to keep the Policy in force, repay policy loans, pay the Administrative Expense charge, or pay interest charges on the lien.

PHYSICIAN. Physician means an individual who is licensed to practice medicine and treat illness or injury in the state in which treatment is received and who is acting within the scope of that license. Physician does not include:

1.   the Accelerated Benefit Insured;

2.   You;

3.   a person who lives with the Accelerated Benefit Insured or You; or

4. a person who is part of the Accelerated Benefit Insured's or Your Immediate Family.

IMMEDIATE FAMILY. Immediate Family means a spouse, child, grandchild, brother, sister, parent, or grandparent of the Accelerated Benefit Insured or You, or a child, grandchild, brother, sister, parent, or grandparent of the spouse of the Accelerated Benefit Insured or You.

TERMINAL ILLNESS. Terminal Illness is a medical condition that:

1. with reasonable medical certainty, will result in the death of the Accelerated Benefit Insured in 12 months or less from the date of the Proof of Terminal Illness; and

2. was first diagnosed on or after the Policy Date of the policy to which this rider is attached.

PROOF OF TERMINAL ILLNESS. Before payment of any Accelerated Benefit, We will require You to provide Us with proof satisfactory to Us that the Accelerated Benefit Insured's life expectancy is 12 months or less from the date of the request for the Accelerated Benefit. This proof will include the certification of a Physician. We reserve the right to obtain a second medical opinion at Our expense.

                                    BENEFITS

DESCRIPTION OF BENEFITS. We will advance the Initial Accelerated Benefit if the Accelerated Benefit Insured develops a Terminal Illness, subject to the provisions of this Rider. We will advance the Initial Accelerated Benefit as a lump sum, unless You request payment of the advance in an alternative form that is approved by Us.

We may charge a one time Administrative Expense Charge as described in the Administrative Expense Charge definition.

Any interest charge for the Accelerated Benefit becoming due may be paid by the proceeds of a Subsequent Accelerated Benefit until the Maximum Accelerated Benefit has been advanced.

In addition, any premium needed to prevent policy lapse after the date of the Initial Accelerated Benefit may be paid by the proceeds of a Subsequent Accelerated Benefit until the Maximum Accelerated Benefit has been advanced.

FUTURE PREMIUMS. The advance of an Accelerated Benefit under this Rider will have no effect on the amount of future premiums, if any, required under the Policy.

WAIVER OF PREMIUMS OR WAIVER OF MONTHLY DEDUCTIONS. If all of the following occur:

1. a Waiver of Premium Rider or a Waiver of Monthly Deduction Rider on the Accelerated Benefit Insured is attached to the Policy;

2.   that Rider is in force at the time of the claim for this Rider's benefits;
     and

3.   Proof of Terminal Illness is submitted and approved;

then for purposes of the Waiver of Premium Rider or for purposes of the Waiver of Monthly Deduction Rider, the Accelerated Benefit Insured will be deemed to be Totally Disabled for as long as the most recently provided Proof of Terminal Illness continues to apply.

CONDITIONS FOR ADVANCE OF INITIAL ACCELERATED BENEFIT. The advance of the Initial Accelerated Benefit is subject to the following conditions:

1. The sum of the Initial Accelerated Benefit and any existing liens against any other policies issued by Us on the life of the Accelerated Benefit Insured must not exceed $250,000.

2.   The amount of the Initial Accelerated Benefit must be at least $10,000.

3. During the lifetime of the Accelerated Benefit Insured, We must receive Proof of Terminal Illness that is acceptable to us.

4. The Policy must not be legally or equitably assigned except to Us as security for the lien. We must receive as assignment form making Us assignee of the Policy for the sum of the Initial Accelerated Benefit and any Subsequent Accelerated Benefits. No changes to the Policy are permitted without Our consent.


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5.   We must receive a consent form from all irrevocable beneficiaries, if any.
     We also reserve the right to require a consent form from a spouse, the Accelerated Benefit Insured, other beneficiaries, or any other person if, in Our discretion, such person's consent is necessary to protect Our interests.

CONDITIONS FOR ADVANCE OF SUBSEQUENT ACCELERATED BENEFIT. The advance of a Subsequent Accelerated Benefit is subject to the following conditions:

1.   An Initial Accelerated Benefit must have been previously advanced.

2. The lien created by the advance of the Initial Accelerated Benefit must not have been fully repaid.

3. The sum of the Subsequent Accelerated Benefit and any existing liens against the Policy must not exceed the Maximum Accelerated Benefit determined at the time of the Subsequent Accelerated Benefit.

4.   Proof of Terminal Illness that is acceptable to Us.

LIMITATIONS. No benefit will be provided by this Rider if Terminal Illness results from internationally self-inflicted injuries.

                            EFFECT OF RIDER BENEFITS
                                ON POLICY VALUES

FUTURE BENEFIT ADJUSTMENT. A lien will be established against the Eligible Death Benefit of the Policy in the amount of (1) plus (2) minus (3) where:

(1) is all Accelerated Benefits previously advanced.

(2) is any lien interest that has been charged but not yet paid.

(3) is Accelerated Benefits previously repaid.

INTEREST CHARGE. We will charge interest on the lien at the rate in effect. The lien rate is an effective annual rate. It will not exceed the greatest of

(1) the current yield on 90 day Treasury bills; or

(2) the current maximum statutory adjustable policy loan interest rate. The maximum statutory adjustable policy loan interest rate set for a policy year many not exceed a maximum limit which is the higher of:

(a) Moody's Corporate Bond Yield Averages - Monthly Average Corporates published by Moody's Investor Service, Inc. or any successor thereto, for the calendar month ending two months before the date of application for an accelerated payment; or

(b) the policy guaranteed cash value interest rate plus one percent per annum (1%).

However, if the policy has a loan provision, the interest rate charged will never be greater than the policy loan interest rate for the portion of the Accelerated Benefit that dose not exceed the Policy's value that is available for policy loans. In addition, the portion of the Policy's value that does not exceed the Accelerated Benefit amount will earn interest, if applicable, at the same rate as if that amount were a policy loan. Interest will be charged daily and payable at the end of each Policy year.

Subject to the conditions and limitations described in the Benefits section, interest that becomes due will be paid by the proceeds of a Subsequent Accelerated Benefit.

PREMIUMS AND MONTHLY DEDUCTIONS AFTER INITIAL ACCELERATED BENEFIT. If the Policy requires regularly scheduled premiums, we will continue to bill for premiums after the advance of the Initial Accelerated Benefit. Subject to the conditions and limitations described in the Benefits Section, a regularly scheduled premium that becomes due may be paid by the proceeds of a Subsequent Accelerated Benefit. Any premium not paid before the end of the grace period will cause the Policy to lapse or terminate in accordance with the provisions of the Policy.

If the Policy requires regular monthly deductions from the Policy Value, we will continue to make the monthly deductions after the advance of any Accelerated Benefit. Subject to the conditions and limitations described in the Benefits section, any premium payment that is required to prevent policy lapse may be paid by the proceeds of a Subsequent Accelerated Benefit. Any such premium not paid before the end of the grace period will cause the Policy to lapse or terminate in accordance of the provisions of the Policy.

EXISTING POLICY LOANS. A Subsequent Accelerated Benefit may be used to repay any outstanding policy loans and unpaid loan interest immediately following advance of the Initial Accelerated Benefit. Future policy loans may also be immediately repaid with Subsequent Accelerated Benefits.


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ACCESS TO SURRENDER VALUE. Your access to the cash surrender value of the Policy for, if applicable, policy loans, partial surrenders, full surrender, or Reduced Paid-Up Insurance is limited to the excess, if any, of the cash surrender value over the total Accelerated Benefits plus unpaid lien interest at that point in time.

REPAYMENT OF LIEN. You may voluntarily repay all or any portion of the lien against the Eligible Death Benefit. The lien must be immediately repaid:

1. in full upon the death of the Accelerated Benefit Insured by deducting the total Accelerated Benefits plus unpaid lien interest, if any, from the proceeds payable upon death;

2. in full upon the termination of the Policy, by deducting from the cash surrender value an amount equal to the total Accelerated Benefits plus unpaid lien interest, if any;

3. in full upon the election of or lapse to Reduced Paid-Up Insurance, by deducting the total Accelerated Benefits plus unpaid lien interest, if any, from the cash surrender value prior to the calculation of the amount of Reduced Paid-Up Insurance.

4. in part when the Maximum Accelerated Benefits is less than the total Accelerated Benefits plus unpaid lien interest. The amount that must be repaid is equal to A minus B where:

     A    is the total Accelerated Benefits plus unpaid lien interest.

     B    is the Maximum Accelerated Benefit.

     You will have 61 days to make the required payment. Within 30 days after the Maximum Accelerated Benefit is less than the total Accelerated Benefits, plus unpaid lien interest, we will mail, to your last known address, a notice as to the amount that must be repaid. If such amount is not paid by the end of the 61 day period, the policy will terminate.

     EXTENDED TERM INSURANCE. If Extended Term Insurance is available, no part of any existing lien need be repaid at the time of election of or lapse to Extended Term Insurance, provided the total Accelerated Benefits plus unpaid lien interest does not exceed the Maximum Accelerated Benefit immediately after such election or lapse.

                               GENERAL PROVISIONS

     REPRESENTATIONS AND CONTESTABILITY. All statements made in the application for this Rider by or on behalf of the Accelerated Benefit Insured will, in the absence of fraud, be deemed representations and not warranties. The validity of this Rider with respect to the Accelerated Benefit Insured will not be contestable after it has been in force for 2 years during the lifetime of the Accelerated Benefit Insured.

     Any increase in coverage effective after the Policy Date or any reinstatement will not be contestable after such increase or reinstatement has been in force during the lifetime of the Accelerated Benefit Insured for 2 years from its effective date. A contest will be based only on the application for the increase or reinstatement.

     REINSTATEMENT. If the Policy is reinstated, this Rider will also be reinstated. The lien, if any, that existed at the time of termination and accrued interest thereon from the date of termination to the date of reinstatement will be reinstated along with this Rider.

     CLAIMS. We must receive Your written request for an Accelerated Benefit in a form acceptable to Us. Upon receipt of Your request, We will provide a claim form within 5 working days.

     TERMINATION OF RIDER. This Rider will terminate on the earliest of the following:

     1.   Your written request for coverage to end; or

     2.   The date the Policy terminates.

This Rider is issued as of the Policy Date of the Policy unless a different date is shown under Policy Data.


RIVERSOURCE LIFE INSURANCE CO. OF NEW YORK


/s/ Thomas R. Moore

SECRETARY


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